Exhibit 99.CODE ETH

1680 38TH STREET - SUITE 800 – BOULDER, COLORADO 80301 TELEPHONE (303) 444-5483 FACSIMILE (303) 245-0420 EMAIL: SCMILLER@BOULDERFUNDS.NET

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
SENIOR FINANCIAL OFFICERS

1.                                       Introduction.

a.               General Principles. This Code of Ethics (“Code”) establishes rules of conduct for “Principal Executive” and “Senior Financial” officers (“Covered Officers”) of the Boulder Total Return Fund, Inc. (“BTF”), Boulder Growth & Income Fund, Inc. (“BIF”),and First Financial Fund, Inc. (“FF”), (collectively, the “Funds”), and is designed to implement a high standard of business ethics and sensitivity to situations that may give rise to actual as well as apparent conflicts of interest.

b.              Applicability.  For purposes of this Code, the term “Covered Officer” shall mean:

i.                  The Principal Executive, Principal Financial and officers of the Funds, each of whom are set forth in Exhibit A (as amended from time to time) for the purpose of promoting:

1.               honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.               full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Funds;

3.               compliance with applicable laws and governmental rules and regulations;

4.               the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

5.               accountability for adherence to the Code.

2.                                       Actual and Apparent Conflicts of Interest.

a.               Overview.  A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Funds.  For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper or undisclosed personal benefits as a result of his position with the Funds.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions contained in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”).  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as “affiliated persons” of the Funds.  The Funds’ and the Funds’ investment advisers’ (collectively, the “Advisers”) compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions.  This Code, however, does not and is not intended to repeat or replace these other programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between a Fund and the Advisers of which the Covered Officers are also officers or employees.  As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the Advisers, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Advisers and the Funds.  The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the Advisers and is consistent with the performance by the Covered Officers of their duties as officers of the Funds.  Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds’ Boards of Directors (“Boards”) that the Covered Officers may also be officers of employees of one or more other registered investment companies (“RICs”) covered by this or other codes.

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act.  The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive.  The fundamental principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds:

Each Covered Officer:

•                  Shall not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds.

•                  Shall not cause the Funds to take actions, or fail to take actions, for the individual personal benefit of the Covered Officer rather than for the benefit of the Funds.

•                  Shall not use material non-public knowledge of portfolio transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

•                  Shall not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith.

There are some conflict of interest situations that should always be discussed with or approved by the General Counsel (defined below) or the Committee (defined below) if material.  Examples of these include:

•                  service as a director on the board of any public or private company (other than the Funds);

•                  the receipt from any company with which a Fund has current or prospective business dealings of any non-nominal gifts in excess of $500.00;

•                  the receipt of any entertainment from any company with which a Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•                  any ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers, other than its Advisers, administrator or any affiliated person thereof;

•                  a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

3.                                       Disclosure and Compliance.  Each Covered Officer is subject to each of the following disclosure and compliance obligations:

a.               Each Covered Officer should familiarize himself with all disclosure requirements generally applicable to the Funds;

b.              Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds’ directors and auditors, and to governmental regulators and self-regulatory organizations;

c.               Each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the Advisers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

d.              It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

4.                                       Reporting and Accountability. Each Covered Officer must:

a.               upon adoption of the Code (or as soon thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Boards that he has received, read and understands the Code;

b.              annually thereafter affirm to the Boards that he has complied with the requirements of the Code;

c.               notify the General Counsel promptly of any violations of this Code; and

d.              report to the Boards at least annually the listed categories of affiliations or other relationships related to conflicts of interest contemplated in the Funds’ Directors and Officers Questionnaire.

The general counsel or other designated senior legal officer of the Funds’ Advisers or administrator (the “General Counsel”) is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.  However, any approvals or waivers sought by the Principal Executive Officer or the Senior Financial Officer must be considered by the Legal Compliance Committees of the Funds’ Boards  (the “Committee”).

The Funds will follow these procedures in investigating and enforcing this Code:

•                  The General Counsel will take all appropriate action to investigate any potential violations reported to him.

•                  If, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel is not required to take any further action;

•                  Any matter that the General Counsel believes is a violation will be reported to the Committee;

•                  If the General Counsel and the Principal Executive Officer are the same person, any violations concerning such person shall be reported directly to the Committee and the Committee shall take such action as required by this Code;

•                  If the Committee concurs that a violation has occurred, it will inform and make a recommendation to the relevant Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Advisers or their boards/members; or a recommendation to dismiss the Covered Officer;

•                  The Committee will be responsible for granting waivers, as appropriate; and

•                  Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

5.                                       Other Policies and Procedures. This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder.  Insofar as other policies or procedures of the Funds, the Advisers or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.  The Funds’ and the Advisers’ codes of ethics under Rule 17j-1 of the Investment Company Act and the Advisers’ more detailed policies and procedures set forth in the Funds’ compliance manuals are separate requirements applying to the Covered Officers and others and are not part of this Code.

6.                                       Amendments.  Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

7.                                       Confidentiality.  All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board of Directors and its counsel, the appropriate Fund and its Advisers.

8.                                       Internal Use.  The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Date: August 19, 2003

EXHIBIT A

Covered Officers

Principal Executive Officer	Stephen C. Miller (both Funds)

Senior Financial Officer	Carl D. Johns (both Funds)

General Counsel	Stephen C. Miller

Legal Compliance Committee

Joel Looney, Richard Barr and any one other Independent Director (all Funds)